Items 77D and 77Q1(b) Policies with respect to security investments
On June 7, 2017, the Registrant's Board of Trustees approved a change to the Government and Quality Bond Portfolio's policy to invest, under normal circumstances, at least 80% of net assets in certain investments suggested by its name. On June 26, 2017, the Registrant filed a supplement to the Government and Quality Bond Portfolio's prospectus dated May 1, 2017, as supplemented and amended to date, describing this change, and such supplement is hereby incorporated by reference (SEC Accession No. 0001193125-17-213244).